 EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Announces Voting Results from Annual General Meeting

Denver, Colorado, April 26, 2016 - Vista Gold Corp. (the “Company,” “we” or “our”) (NYSE MKT and TSX: VGZ) today announced the voting results from its annual general meeting of shareholders held on Tuesday, April 26, 2016 in Vancouver, British Columbia.

A total of 55,663,732 common shares in the capital of the Company (“Common Shares”) were represented at the meeting, being 67.25% of the Common Shares.  Detailed results for the ballot votes are as follows:

Proposal	Votes For %	Votes Withheld %
Election of John M. Clark as Director	98.83	1.17
Election of Frederick H. Earnest as Director	98.85	1.15
Election of W. Durand Eppler as Director	98.80	1.20
Election of C. Thomas Ogryzlo as Director	98.37	1.63
Election of Michael B. Richings as Director	98.43	1.57
Election of Tracy A. Stevenson as Director	98.81	1.19
Appointment of EKS&H LLLP as auditor at a remuneration fixed by the Company’ Board of Directors through the Audit Committee	99.32	0.68

About Vista Gold Corp.

The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia where we continue to work to identify opportunities to improve project economics with the goal of moving the project closer to development. We also hold approximately 4.4%  of the outstanding common shares of Midas,  non-core projects in Mexico and the United States and royalty interests in Indonesia. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.